Issuer Free Writing Prospectus
dated July 29, 2008
Filed Pursuant to Rule 433
Registration No. 333-138893
Final Term Sheet
for
Financing
of
Novavax, Inc.
By reading the information contained within this document, the recipient agrees with Novavax, Inc. to maintain in confidence such information, together with any other non-public information regarding Novavax, Inc. obtained from Novavax, Inc. or Bathgate Capital Partners, LLC or their agents during the course of the proposed financing and to comply with the recipient’s obligations under applicable U.S. and state securities laws.
Novavax, Inc. (the “Company”) has filed a registration statement (Registration No. 333-138893, including a prospectus) under the Securities Act of 1933, as amended, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the base prospectus and any other offering documents if you request them by calling (240) 268-2028.

CONFIDENTIAL SUMMARY OF TERMS AND CONDITIONS
This Confidential Summary of Terms and Conditions is not intended to be contractually binding, other than the cover sheet and the section entitled “Confidential Information,” and is subject in all respects (other than with respect to such section) to the execution of the Subscription Agreement.

Issuer:	Novavax, Inc., a Delaware corporation (the “Company”).

Securities Offered:	Up to an aggregate of 6,686,650 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and warrants (the “Warrants”) to acquire an aggregate of up to 3,343,325 shares of Common Stock (the “Offering”). One Share and a Warrant to acquire 0.5 shares of Common Stock shall be referred to as a “Unit.” The Warrants shall be exercisable between January 31, 2009 and July 31, 2013 for an exercise price of $3.62. There is no minimum offering amount.

Purchase Price:	For Investors other than officers and directors of the Company (“Insiders”) and affiliates of Insiders: $2.68 per Unit. For Insiders and affiliates of Insiders: $2.8425 per Unit.

Use of Proceeds to Company:	The net proceeds from this Offering will be added to our general funds and used for pre-clinical studies and clinical trials of our VLP-based vaccines, internal research and development programs, working capital, capital expenditures and other general corporate purposes.

Subscription and Closing Date:	The Company and each investor participating in the Offering (each, an “Investor” and, collectively, the “Investors”) shall execute a Subscription Agreement in substantially the form attached hereto. It is expected that the closing of the Offering shall occur and funds shall be paid to the Company, on or about July 31, 2008 (the “Closing Date”). The Units will be transferred to Investors on or about July 31, 2008.

Risk Factors:	The Units offered involve a high degree of risk. See the disclosure relating to the risks affecting the Company set forth in the base prospectus included in the registration statement relating to this Offering and the documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into the registration statement.

Nasdaq Global Market Symbol:	NVAX

Confidential Information:	The recipient of this Confidential Summary of Terms and Conditions and the materials attached hereto agrees with the Company to maintain in confidence this disclosed information, together with any other non-public information regarding the Company obtained from the Company or Bathgate Capital Partners, LLC or their agents during the course of the proposed Offering, and to comply with the recipient’s obligations under United States and state securities laws.

Finders:	Bathgate Capital Partner, LLC has provided introductions of certain potential investors and other advice and services related to this Offering, for which it will receive a fee based on the purchase of securities by those investors that it has introduced to the Company. Bathgate Capital Partners, LLC or one of its affiliates is expected to purchase Units in the Offering.

Subscription Agreement
     This subscription agreement (this “Agreement”) is dated July 28, 2008, by and between the investor identified on the signature page hereto (the “Investor”) and Novavax, Inc., a Delaware corporation (the “Company”), whereby the parties agree as set forth herein. Certain terms are defined in Section 7 of this Agreement:
     1. Subscription.
          (a) Investor agrees to buy and the Company agrees to sell and issue to Investor such number of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and a warrant (the “Warrant”) to acquire such number of shares of the Common Stock, as set forth on the signature page hereto (the “Warrant Shares” and; together with the Shares and the Warrant, the “Securities”), for an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”). The form of Warrant is attached hereto as Exhibit A. One Share and a warrant to acquire 0.5 shares of Common Stock shall be referred to as a “Unit.”
          (b) The Securities have been registered on a Registration Statement on Form S-3, Registration No. 333-138893 (the “Registration Statement”), which registration statement has been declared effective by the Securities and Exchange Commission and is effective on the date hereof (together with any registration statement filed by the Company pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”)). A final prospectus supplement will be delivered to the Investor as required by law.
          (c) On the closing date, which, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, is expected to occur on or about July 31, 2008 (the “Closing Date”), upon satisfaction or waiver of all the conditions to closing set forth in this Subscription Agreement, (i) the Purchase Price for the Units purchased by the Investor will be delivered by or on behalf of the Investor to the Company against delivery of the Shares and the Warrants, (ii) the Company shall cause its transfer agent to release to the Investor the number of Shares being purchased by the Investor (such release shall be made through the facilities of The Depository Trust Company’s DWAC system), and (iii) the Company shall deliver to the Investor the Warrant being purchased by the Investor. The provisions set forth in Exhibit B hereto shall be incorporated herein by reference as if set forth fully herein.
     2. Representations, Warranties and Agreements of the Company. The Company represents and warrants to and agrees with Investor as of the date hereof and as of the Closing Date and any other date specified below, that:
          (a) The Company has been duly incorporated and has a valid existence and the authorization to transact business as a corporation under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such jurisdictions wherein the failure to be so qualified and in good standing would not individually or in the aggregate have a Material Adverse Effect.

          (b) Each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with corporate power and authority to own its properties and conduct its business as described in the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such jurisdictions wherein the failure to be so qualified and in good standing would not individually or in the aggregate have a Material Adverse Effect.  All subsidiaries and their respective jurisdictions of incorporation are identified on Schedule I hereto.  Except as disclosed in Schedule I, all of the outstanding capital stock or other voting securities of each subsidiary is owned by the Company, directly or indirectly, free and clear of any lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities).  Other than the Company’s 4.75% senior convertible notes (the “Convertible Notes”), there are no outstanding (i) securities of the Company or any subsidiary of the Company which are convertible into or exchangeable for shares of capital stock or voting securities of any subsidiary of the Company or (ii) options or other rights to acquire from the Company or any subsidiary of the Company, or other obligation of the Company or any subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any subsidiary of the Company (collectively, the “Subsidiary Securities”).  There are no outstanding obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
          (c) The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company, and the Transaction Documents, when duly executed and delivered by the Company, will constitute a valid and legally binding instruments of the Company enforceable in accordance with their terms, except as enforcement hereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization or similar laws or court decisions affecting enforcement of creditors’ rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          (d) The Shares have been duly authorized by the Company, and when issued and delivered by the Company against payment therefor as contemplated by this Agreement, the Shares will (i) be validly issued, fully paid and nonassessable, (ii) not be subject to any statutory or contractual preemptive rights or other rights to subscribe for or purchase or acquire any shares of Common Stock, which have not been waived or complied with, and (iii) conform to the description of the Common Stock contained in the Prospectus. The Warrant conforms, or when issued will conform, to the description thereof contained in the Prospectus and has been duly and validly authorized by the Company and upon delivery of the Warrant to the Investor at the Closing Date, will be valid and binding obligation of the Company, enforceable in accordance with its terms. The Warrant Shares initially issuable upon exercise of the Warrant conform, or when issued will conform, to the description thereof contained in the Prospectus and have been duly authorized and reserved for issuance and when issued in accordance with the terms of the Warrant will be validly issued, fully paid and nonassessable. The capital stock of the Company, including the Common Stock, conforms as to the legal matters to the description thereof, if any, contained in the Registration Statement and the Prospectus, and as of the date thereof, the Company had authorized capital stock as set forth therein. The Securities are in due and proper form and the holders of Securities will not be subject to personal liability by reason of being such holders.
          (e) The execution and delivery of the Transaction Documents do not, and the compliance by the Company with the terms thereof will not, (i) violate the Certificate of Incorporation (as amended to date) of the Company or the By-Laws (as amended to date) of the Company, (ii) result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or its subsidiary is bound, or (iii) result in a violation of, or failure to be in compliance with, any applicable statute or any order, judgment, decree, rule or regulation of any court or governmental, regulatory or self-regulatory agency or body having jurisdiction over the Company or its subsidiary, except in the case of (ii) and (iii) where such breach, violation, default or the failure to be in compliance would not have a Material Adverse Effect; and no consent, approval, authorization, order, registration, filing or qualification of or with any such court or governmental, regulatory or self-regulatory agency or body is required for the valid authorization, execution, delivery and performance by the Company of the Transaction Documents or the issuance of the Securities, except for such consents, approvals, authorizations, registrations, filings or qualifications as may be required under the Securities Act or state securities or “blue sky” laws and have been or will be obtained and which have been or will be made in connection with the listing of the Shares and the Warrant Shares on the Nasdaq Global Market.
          (f) The Company meets the requirements for the use of Form S-3 under the Securities Act for the primary issuance of securities.  The Registration Statement has been declared effective by the Commission and at the time it became effective, and as of the date hereof, the Registration Statement complied and complies with Rule 415 under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or, to the Company’s knowledge, threatened by the Commission.  On the effective date of the Registration Statement, the Registration Statement complied, on the date of the Prospectus, the Prospectus will comply, and at the date of the Closing, the Registration Statement and the Prospectus will comply, in all material respects with the applicable provisions of the Securities Act and the applicable rules and regulations of the Commission thereunder; on the effective date of the Registration Statement, the Registration Statement did not, on the date of the Prospectus, the Prospectus did not, and at the date of the Closing, the Registration Statement and the Prospectus, will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made (with respect to the Prospectus), not misleading; and when filed with the Commission, the documents incorporated by reference in the Registration Statement and the Prospectus, complied or will comply in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the Commission thereunder.  There is no material document of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that is not described or filed as required.
          (g) The consolidated financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectus comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles (except, with respect to the unaudited consolidated financial statements and the accompanying footnotes which are subject to customary audit adjustments) applied on a consistent basis, are consistent in all material respects with the books and records of the Company, and accurately present in all material respects the consolidated financial position, results of operations and cash flow of the Company and its subsidiary as of and for the periods covered thereby. There are no other financial statements (historical or pro forma) that are required to be included in the Registration Statement and the Prospectus.
          (h) There are no material liabilities of the Company or any subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities disclosed in the consolidated financial statements and financial schedules of the Company included or incorporated by reference in the Registration Statement and the Prospectus, and other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and its subsidiary, taken as a whole.
          (i) Neither the Company nor its subsidiary has sustained, since the respective dates of the latest audited financial statements included or incorporated by reference in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as disclosed in or contemplated by the Registration Statement and Prospectus; and, since the respective dates as of which information is given in the Registration Statement and Prospectus, there has not been any material change in the capital stock or long-term debt of the Company or its subsidiary, the Company and its subsidiary have not incurred any material liabilities or obligations, direct or contingent, nor entered into any material transactions, except for entering into purchase orders in the ordinary course of business, and there has not been any material adverse change in or affecting the general affairs, assets, business, management, financial position or condition, stockholders’ equity or results of operations of the Company and its subsidiary considered as a whole, otherwise than as disclosed in the Registration Statement and Prospectus.
          (j) Other than as disclosed in the Prospectus, there are no legal, governmental or regulatory proceedings pending to which the Company or its subsidiary is a party or of which any material property of the Company or its subsidiary is the subject which, taking into account the likelihood of the outcome, the damages or other relief sought and other relevant factors, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to issue and sell the Securities; to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental or regulatory authorities or threatened by others.
          (k) The Company and its subsidiary have good and marketable title to all the real property and owns all other properties and assets, reflected as owned in the financial statements included or incorporated by reference in the Registration Statement and the Prospectus, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those, if any, reflected in such financial statements or which are not material to the Company and its subsidiary taken as a whole.  The Company and its subsidiary hold their respective leased real and personal properties under valid and binding leases, except where the failure to do so would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

          (l) The Company has filed all necessary federal and state income and franchise tax returns and has paid all taxes shown as due thereon or has filed all necessary extensions, and there is no tax deficiency that has been, or to the knowledge of the Company might be, asserted against the Company or any of its properties or assets that would in the aggregate or individually reasonably be expected to have a Material Adverse Affect.
          (m) There are no authorized options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or its subsidiary other than those accurately described in the Registration Statement and the Prospectus.  There are no holders or beneficial owners of securities of the Company having rights to registration thereof whose securities have not been previously registered or who have not waived such rights with respect to the registration of the Company’s securities on the Registration Statement, except where the failure to obtain such waiver would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
          (n) Other than as disclosed in the Prospectus, the Company together with its subsidiary owns and possesses all right, title and interest in and to, or, to the Company’s knowledge, has duly licensed from third parties, all patents, patent rights, trade secrets, inventions, know-how, trademarks, trade names, copyrights, service marks and other proprietary rights (“Intellectual Property”) material to the business of the Company and its subsidiary taken as a whole as currently conducted and as described in the Prospectus.  To the Company’s knowledge and except as would not individually or in the aggregate have a Material Adverse Effect, there is no infringement or other violation by third parties of any of the Intellectual Property of the Company.  Neither the Company nor its subsidiary has received any notice of infringement or misappropriation from any third party that has not been resolved or disposed of. Further, there is no pending or, to the Company’s knowledge and except as would not individually or in the aggregate have a Material Adverse Effect, threatened action, suit, proceeding or claim by governmental authorities or others that the Company is infringing a patent, and there is no pending or, to the Company’s knowledge and except as would not individually or in the aggregate have a Material Adverse Effect, threatened legal or administrative proceeding relating to patents and patent applications of the Company, other than proceedings initiated by the Company before the United States Patent and Trademark Office and the patent offices of certain foreign jurisdictions which are in the ordinary course of patent prosecution.  To the Company’s knowledge, the patent applications of the Company presently on file disclose patentable subject matter, and the Company is not aware of any inventorship challenges, any interference which has been declared or provoked, or any other material fact that (i) would preclude the issuance of patents with respect to such applications, or (ii) would lead outside patent counsel for the Company to reasonably conclude that such patents, when issued, would not be valid and enforceable in accordance with applicable regulations.
          (o) The Company conducts its business in compliance in all respects with applicable laws, rules and regulations of governmental and regulatory bodies to which it is subject, except where the failure to be in compliance would not have a Material Adverse Effect.
          (p) All offers and sales of the Company’s capital stock prior to the date hereof were at all relevant times registered pursuant to the Securities Act or exempt from the registration requirements of the Securities Act and were issued in compliance in all material respects with applicable state securities or blue sky laws.

     (q) The Company has filed with the Nasdaq Global Market a Notification of Listing of Additional Shares with respect to the Shares and the Warrant Shares required by the rules of the Nasdaq Global Market and has not received a notice from the Nasdaq Global Market that such notification is insufficient.  The offer and sale of the Securities does not require stockholder approval under Rule 4350 of the Nasdaq Stock Market Rules.
     (r) Neither the Company nor its subsidiary nor, to the best of the Company’s knowledge, any employee or agent of the Company or its subsidiary, has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any other unlawful payment.
     (s) Other than Bathgate Capital Partners, LLC, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.
     (t) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement and the Prospectus, since the most recent audit of the effectiveness of the Company’s internal control over financial reporting, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     (u) The Company has established, maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), which (i) are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the last fiscal period covered by the Registration Statement; and (iii) such disclosure controls and procedures are effective to perform the functions for which they were established. There are no significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data to management and the board of directors of the Company. The Company is not aware of any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

     (v) The Company and, to its knowledge, all of the Company’s directors or officers, in their capacities as such, is in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the Commission.
     (w) The Company is not, nor after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus, will be, (i) required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the Commission thereunder or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).
     (x) The Company maintains insurance in such amounts and covering such risks as it reasonably considers to be adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries. All such insurance is fully in force on the date hereof and will be fully in force as of the Closing Date. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
     (y) The Company has not sold or issued any securities that would be integrated with the offering of the Securities contemplated by this Agreement pursuant to the Securities Act, the published rules and regulations thereunder, or the interpretations thereof by the Commission.
     (z) The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates for Discontinued Operations” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q accurately and fully describes (A) the accounting policies that the Company believes are the most important in the portrayal of the Company’s financial condition and results of operations and that require management’s most difficult, subjective or complex judgments (“Critical Accounting Policies”); and (B) the judgments and uncertainties affecting the application of Critical Accounting Policies.
     (aa) Neither the Company nor, to the Company’s knowledge, any of its officers, directors, affiliates or controlling persons has taken or will take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
     (bb) No relationship, direct or indirect, exists between or among the Company on the one hand and the directors, officers, stockholders, customers or suppliers of the Company on the other hand which is required to be described in the Registration Statement and the Prospectus which has not been so described. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or indebtedness by the Company to, or for the benefit of, any of the current officers or directors of the Company.

     (cc) The Company has filed in a timely manner all reports required to be filed pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act during the preceding 12 months (except to the extent that Section 15(d) requires reports to be filed pursuant to Sections 13(d) and 13(g) of the Exchange Act, which shall be governed by the next clause of this sentence); and the Company has filed in a timely manner all reports required to be filed pursuant to Sections 13(d) and 13(g) of the Exchange Act during the preceding 12 months, except where the failure to timely file could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.
     (dd) The Company and its subsidiary (a) are in compliance with any and all applicable foreign, federal, state and local laws, orders, rules, regulations, directives, decrees and judgments relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their business and (c) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, result in a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, result in a Material Adverse Effect.
     (ee) Nether the Company nor its subsidiary is engaged in any unfair labor practice; except for matters that would not, individually or in the aggregate, result in a Material Adverse Effect and (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge after due inquiry, threatened against the Company or its subsidiary before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge after due inquiry, threatened against the Company or its subsidiary and (C) no union representation dispute currently existing concerning the employees of the Company or its subsidiary, and (ii) to the Company’s knowledge (A) no union organizing activities are currently taking place concerning the employees of the Company or its subsidiary and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws concerning the employees of the Company or its subsidiary.
     (ff) The Company and its subsidiary are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or its subsidiary would have any liability; neither the Company nor its subsidiary has incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable opinion or determination letter issued by the Internal Revenue Service and nothing has occurred, whether by action or by failure to act, which is reasonably expected to result in the revocation of such determination letter.
          (gg) Any statistical, industry-related and market-related data included or incorporated by reference in the Registration Statement and the Prospectus, are based on or derived from sources that the Company reasonably and in good faith believes to be reliable and accurate, and such data agree with the sources from which they are derived.
          (hh) The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Company or its subsidiary or in which the Company or its subsidiary or products or product candidates have participated that are described in the Registration Statement and the Prospectus were and, if still pending, are being conducted in accordance in all material respects with all statutes, laws, rules and regulations administered by the Food and Drug Association (“FDA”) and with standard medical and scientific research procedures. The descriptions in the Registration Statement and the Prospectus of the results of such studies and tests are accurate and complete in all material respects and fairly present the published data derived from such studies and tests. Neither the Company nor its subsidiary has received any notices or other correspondence from the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests, which such termination, suspension or material modification would reasonably be expected to result in a Material Adverse Effect. The Company and its subsidiary is in compliance with all applicable laws, regulations, orders and decrees governing its business as prescribed by the FDA except where noncompliance would not, singly or in the aggregate, result in a Material Adverse Effect.
          (ii) To the Company’s knowledge, there are no affiliations or associations between (i) any member of Financial Industry Regulatory Authority and (ii) the Company or any of the Company’s officers, directors or 5% or greater securityholders or any beneficial owner of the Company’s unregistered equity securities that were acquired from the Company at any time on or after the one hundred eightieth (180th) day immediately preceding the date the Registration Statement was initially filed with the Commission, except as set forth in the Registration Statement and the Prospectus.
     3. Investor Representations, Warranties and Acknowledgments.
          (a) The Investor represents and warrants that: (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by the Investor and, when delivered in accordance with the terms hereof, will constitute a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity; (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not result in a breach of (A) the Investor’s certificate of incorporation or by-laws (or other governing documents), or (B) any material agreement or any law or regulation to which the Investor is a party or by which any of its property or assets is bound; (iv) it has had full access to the base prospectus included in the Registration Statement, the Prospectus and the Company’s periodic reports and other information incorporated by reference therein, and was able to read, review, download and print such materials; (v) in making its investment decision in this offering, the Investor and its advisors, if any, have relied solely on the Company’s public filings with the Securities and

Exchange Commission; (vi) it is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Securities; (vii) except as set forth below, the Investor has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company and (viii), except as set forth below, the Investor is not a, and it has no direct or indirect affiliation or association with any, National Association of Securities Dealers, Inc. member as of the date hereof.

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)
          (b) The Investor also represents and warrants that, other than the transactions contemplated hereunder, the Investor has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Investor, executed any disposition, including “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934 (the “Short Sales”), in the securities of the Company during the period commencing from the time that the Investor first became aware of the proposed transactions contemplated hereunder until the date hereof (“Discussion Time”). The Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).
     4. Investor Covenant Regarding Short Sales and Confidentiality. The Investor covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period after the Discussion Time and ending on the date the transactions contemplated by this Agreement are publicly disclosed. The Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company through a press release, the Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).
     5. Company Covenants.
          (a) From the date hereof until sixty (60) days following the Closing Date, the Company will not, without the consent of the Investor, (i) amend, modify or change the terms of any warrants or notes to acquire Common Stock outstanding on the date hereof of (ii) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock equivalents. The restrictions contained in this Section 4(a) shall not apply in connection with the issuance of any Excluded Securities. “Excluded Securities” means Common Stock issued or issuable: (i) in connection with any employee stock plan, (ii) upon exercise of the Warrants, (iii) upon conversion of any options or convertible securities that are outstanding on the date immediately preceding the Closing Date, provided that the terms of such options or convertible securities are not amended, modified or changed on or after the date hereof, (iv) in connection with any business acquisition or strategic acquisition by the Company, whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital, and (v) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $25,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the Act).
               (b) The Company agrees that, for a period of ninety (90) days following the Closing Date, it will not amend or agree to amend any of the provisions, terms and conditions applicable to the Convertible Notes.
          6. Public Disclosure. The Company shall (i) before the opening of trading on the Nasdaq Global Market on the next trading day after the date hereof, issue a press release, disclosing all material aspects of the transactions contemplated hereby, to the extent permitted by applicable law, and (ii) make such other filings and notices in the manner and time required by the Securities and Exchange Commission with respect to the transactions contemplated hereby. The Company shall not identify the Investor by name in any press release or public filing, or otherwise publicly disclose the Investor’s name, without the Investor’s prior written consent, unless required by law or the rules and regulations of any self-regulatory organization or exchange to which the Company or its securities are subject.
          7. Conditions. The obligation of each Investor to purchase and acquire the Securities hereunder shall be subject to the condition that all representations and warranties and other statements of the Company shall be true and correct as of and on each of the date of this Agreement and the date of the Closing, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:
               (a) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the applicable time period prescribed for such filing, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission, and the Investor shall have received the Prospectus in accordance with the federal securities laws.
               (b) Prior to the Closing Date, there shall not have occurred any change, or any development involving a prospective change, which would constitute a Material Adverse Effect, and that makes it impracticable to market the Securities on the terms and in the manner contemplated in the Prospectus.
               (c) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities or materially and adversely affect or reasonably be believed to materially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities or materially and adversely affect or reasonably be believed to materially and adversely affect the business or operations of the Company.
               (d) The Investor shall have received each of the Transaction Documents, in each case in form and substance satisfactory to the Investor and duly executed by the Company and in full force and effect.

               (e) The Investor shall have received from Ballard Spahr Andrews & Ingersoll, LLP, counsel to the Company, such counsel’s written legal opinion, addressed to the Investor and dated the Closing Date, in form and substance as set forth in Exhibit C.
               (f) The Shares and the Warrant Shares shall have been authorized for quotation on the Nasdaq Global Market, Inc.
               (g) The Company shall have sold an aggregate of $18 million of Securities to the Investor and other investors on terms substantially identical to those contained herein, with all such closings to occur substantially contemporaneously.
          8. Indemnification.
          (a) Indemnification of the Investor. The Company agrees to indemnify and hold harmless each of the Investors and its owners, officers, directors, managers, members, agents, advisors, successors and assigns (each, an “Indemnified Party”), against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including the information deemed to be a part of the Registration Statement at the time of effectiveness and at any subsequent time pursuant to Rules 430A and 430B of the Rules and Regulations promulgated under the Securities Act, if applicable, any Preliminary Prospectus, the Prospectus, or any amendment or supplement thereto (including any documents filed under the Exchange Act and deemed to be incorporated by reference into the Prospectus), any Issuer Free Writing Prospectus or in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Common Stock (“Marketing Materials”), including any roadshow or investor presentations made to investors by the Company (whether in person or electronically) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending against such loss, claim, damage, liability or action; or (ii) in whole or in part upon any inaccuracy in the representations and warranties of the Company contained herein; or (iii) in whole or in part upon any failure of the Company to perform their respective obligations hereunder or under law; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus Supplement in reliance upon and in conformity with written information furnished to the Company by the Indemnified Party, specifically for use in the preparation thereof.
          In addition to their other obligations under this Section 8(a), the Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding brought or threatened against the Indemnified Party and which arises out of or based upon any statement or omission, or any alleged statement or omission, described in this Section 8(a), they will reimburse each Indemnified Party on a monthly basis for all reasonable legal fees or other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company’s obligation to reimburse such Indemnified Party for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, each Indemnified Party that received such payment shall promptly return it to the party or parties that made such payment, together with interest, compounded daily, determined on the basis of the prime rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by The Wall Street Journal (the "Prime Rate"). Any such interim reimbursement payments which are not made to an Indemnified Party within 30 days of a request for reimbursement shall bear interest at the Prime Rate from the date of such request. This indemnity agreement shall be in addition to any liabilities which the Company may otherwise have.
          (b) Notice and Procedures. Promptly after receipt by an Indemnified Party under subsection (a) above of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Company under such subsection, notify the Company in writing of the commencement thereof; but the omission so to notify the Company shall not relieve the Company from any liability that it may have to any Indemnified Party except to the extent the Company has been materially prejudiced by such failure. In case any such action shall be brought against any Indemnified Party, and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate in, and, to assume the defense thereof, with counsel satisfactory to such Indemnified Party, and after notice from the Company to such Indemnified Party of the Company’s election so to assume the defense thereof, the Company shall not be liable to such Indemnified Party under such subsection for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if, in the sole judgment of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel, the Indemnified Party shall have the right to employ a single counsel to represent such Indemnified Party, in which event the reasonable fees and expenses of such separate counsel shall be borne by the Company and reimbursed to the Indemnified Party as incurred (in accordance with the provisions of the second paragraph in subsection (a) above).
          The Company under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify each Indemnified Party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested the Company to reimburse such Indemnified Party for fees and expenses of counsel as contemplated by this Section 8, the Company agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of the aforesaid request and (ii) the Company shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. The Company shall not, without the prior written consent of the Indemnified Party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Indemnified Party is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Party, unless such settlement, compromise or consent (a) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such action, suit or proceeding and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.
          (c) Contribution; Limitation on Liability. If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an Indemnified Party under subsection (a) above, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of the losses, claims, damages or liabilities referred to in subsection (a) above, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnified Party on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Indemnified Party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Indemnified Party and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Indemnified Party agree that it would not be just and equitable if contributions pursuant to this Section 9(c) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 9(c). The amount paid by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 9(c) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any action or claim which is the subject of this Section 9(c). Notwithstanding the provisions of this Section 9(c), no Indemnified Party shall be required to contribute any amount in excess of the amount received by it (net of expenses) from the public sale of Securities purchased by it pursuant to this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
          (d) Non-Exclusive Remedies. The obligations of the Company under this Section 8 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Indemnified Party within the meaning of the Securities Act. Each Indemnified Party shall also have all rights and remedies available to it under the law and in equity, in addition to the rights and benefits of this Section 8.
          (e) Survival. Except in the case of fraud, gross negligence or willful misconduct, the provisions of this Section 8 shall survive until the first anniversary of the Closing.
          9. Miscellaneous.
               (a) Definitions. As used herein, the following terms have the meanings indicated:
                    (i) “Commission” means the Securities and Exchange Commission.
                    (ii) “Material Adverse Effect” means a material adverse effect on the results of operations, assets, business, or financial condition of the Company and the its subsidiary, taken as a whole, or a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under the Transaction Documents or to consummate any transactions contemplated by the Transaction Documents or the Prospectus.

                    (iii) “Prospectus” means the prospectus forming a part of the Registration Statement and the prospectus supplement relating to the Offered Shares in the form first filed pursuant to Rule 424(b) under the Securities Act, as amended (the “Securities Act”), as further amended or supplemented prior to the execution of this Agreement, and shall include all information and documents incorporated by reference in such prospectus.
                    (iv) “Transaction Documents” means this Agreement, the Warrant and the Investor Rights Agreement, dated as of July 28, 2008, by and among the Company and the investors party thereto.
               (b) This Agreement and the other Transaction Documents constitutes the entire understanding and agreement between the parties with respect to their subject matter, and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement and the other Transaction Documents. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Securities being purchased and the payment therefor until the first anniversary of the Closing. This Agreement may be modified only in writing signed by the parties hereto.
               (c) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile, PDF or other electronically transmitted means.
               (d) The provisions of this Agreement are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely effect the economic rights of either party hereto.
               (e) All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:
     To the Seller: as set forth on the signature page hereto.
     To the Investor: as set forth on the signature page hereto.
     All notices hereunder shall be effective upon receipt by the party to which it is addressed.
               (f) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. To the extent determined by such court, the prevailing party shall reimburse the other party for any reasonable legal fees and disbursements incurred in enforcement of, or protection of any of its rights under this Agreement.

     If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Agreement.

NOVAVAX, INC.

By:

Name:
Title:

Number of Shares for purchase:
Address for Notice:
Number of Shares subject to
Warrant:	Novavax, Inc.
Purchase Price Per Unit: $	9920 Belward Campus Drive
Aggregate Purchase Price: $	Rockville, MD 20850
Facsimile: 240-268-2128
Email: lstigliano@novavax.com
Attention: Chief Financial Officer

INVESTOR:

By:
Name:
Title:
Address for Notice:

Facsimile:
Email:
Attention:
Taxpayer Identification Number:

Schedule I
Subsidiaries
Fielding Pharmaceutical Company, a Delaware corporation

EXHIBIT A
FORM OF WARRANT
COMMON STOCK PURCHASE WARRANT
To Purchase [ 50% coverage ] Shares of Common Stock of
Novavax, Inc.
     THIS COMMON STOCK PURCHASE WARRANT CERTIFIES that, for value received,                      (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after January ___, 2009 (the six month anniversary of the issue date) (the “Initial Exercise Date”) and on or prior to the close of business on July ___, 2013 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Novavax, Inc., a corporation incorporated in the State of Delaware (the “Company”), up to [ 50% coverage ] shares (the “Warrant Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $ [ 135% of Unit Purchase Price ], subject to adjustment hereunder. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein. Capitalized terms used and not otherwise defined in their initial use shall have the meanings set forth in Section 17 herein.
     1. Title to Warrant. Prior to the Termination Date and subject to compliance with applicable laws and Section 7 of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.
     2. Authorization of Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue) and such Warrant Shares will not be subject to any statutory or contractual preemptive rights or other rights to subscribe for or purchase or acquire any shares of Common Stock, which have not been waived or complied with.
     3. Exercise of Warrant.
          (a) Exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Initial Exercise Date and on or before the Termination Date by the delivery of the Notice of Exercise Form annexed hereto duly executed, and the surrender of this Warrant to follow within three (3) Trading Days thereafter at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company) and upon payment of the Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank or by means of a cashless exercise pursuant to Section 3(d), the Holder shall be entitled to receive a certificate for the number of Warrant Shares so purchased. Certificates for shares purchased hereunder shall be delivered to the Holder within three (3) Trading Days after the date on which this Warrant shall have been exercised as aforesaid, provided that, if the Company is able to do so, it will deliver the shares electronically through the facilities of the Depository Trust Company’s DWAC System, or any similar successor system. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 5 prior to the issuance of such shares, have been paid. If the Company fails to deliver to the Holder a certificate or certificates representing the Warrant Shares pursuant to this Section 3(a) by the close of business on the third Trading Day after the date of exercise, then the Holder will have the right to rescind such exercise. In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder a certificate or certificates representing the Warrant Shares pursuant to an exercise by the close of business on the third Trading Day after the date of exercise, and if after such third Trading Day the Holder is required by its broker to purchase, or if the broker purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy In, together with applicable confirmations. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.
          (b) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
          (c) Notwithstanding anything in this Warrant to the contrary, the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 3(a) or otherwise, to the extent that either before or after giving effect to such issuance after exercise, the Holder (together with the Holder’s Affiliates), as set forth on the applicable Notice of Exercise, would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding

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immediately after giving effect to such issuance. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (1) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (2) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 3(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Company Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may waive the provisions of this Section but any such waiver will not be effective until the 61st day after such notice is delivered to the Company, nor will any such waiver effect any other Holder.
          (d) This Warrant may be exercised by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	the Closing Price on the Trading Day immediately preceding the date of such election;

(B)	=	the Exercise Price of this Warrant, as adjusted; and

(X)	=	the number of Warrant Shares then issuable upon such exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.
     4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.
     5. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in

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respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.
     6. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
     7. Transfer, Division and Combination.
          (a) Subject to compliance with any applicable securities laws and the conditions set forth in Sections 1 and 7(e) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, so long as the amount of Warrant Shares obtainable upon exercise of the portion of the Warrant so transferred is equal to the lesser of 50,000 shares or the total number of Warrant Shares represented by such Warrant), upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.
          (b) This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 7(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.
          (c) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 7.
          (d) The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants.
          (e) If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written

4

opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
     8. No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company with respect to the Warrant Shares prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price (or by means of a cashless exercise), the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or, if applicable, payment.
     9. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.
     10. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.
     11. Adjustments of Exercise Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been fully exercised in advance thereof (without regard to the limitation in Section 3(c)). Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and then dividing the product thereof by the number of Warrant Shares or other securities of the Company that are purchasable pursuant hereto immediately after such adjustment. An adjustment made pursuant to this paragraph shall become

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effective immediately after the effective date of such event retroactive to the record date, if any, for such event.
     12. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.
          (a) In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation (each, a “Fundamental Transaction”) and, pursuant to the terms of such Fundamental Transaction, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then the Holder shall have the right thereafter to receive upon exercise of this Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such Fundamental Transaction by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event assuming, for this purpose, that the Warrant is exercisable in full immediately prior to such event (without regard to the limitation in Section 3(c)). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. In case of any such Fundamental Transaction, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of Warrant Shares for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 12. For purposes of this Section 12, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 12 shall similarly apply to successive Fundamental Transactions.
          (b) Notwithstanding anything to the contrary, in the event of a Fundamental Transaction (where the Company is not the surviving corporation), or a sale, transfer or disposition of all or substantially all of the Company’s property, assets, business or capital stock to another corporation and where any of (1) the consideration paid to the holders of the Common Stock consists solely of cash, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) a Fundamental Transaction involving a person or entity not traded on a Trading Market (each, a “Black-Scholes Takeout Event”), then,

6

at the request of the Holder delivered at any time prior to the consummation of such Fundamental Transaction, the Company (or the successor entity to this Warrant) shall, within five Business Days after the consummation of any such Black-Scholes Takeout Event, purchase this Warrant from the Holder by paying to the Holder, cash in an amount equal to the value of the remaining unexercised portion of this Warrant on the date of such Black-Scholes Takeout Event, which value shall be determined by use of the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction and reflecting (i) a price per share of Common Stock equal to the Weighted Average Price of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the greater of (A) 60% and (B) the 100-day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day immediately after the announcement of the Fundamental Transaction.
     13. Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.
     14. Notice of Corporate Action. If at any time:
          (a) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or
          (b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation, including without limitation any event of the type described in Section 12 hereof, or
          (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of such cases, the Company shall give to Holder (i) at least 15 days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 15 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also

7

shall specify (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (B) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their Warrant Shares for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 16(c). Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution, subscription or purchase rights, or proposed reorganization, reclassification, recapitalization, merger, consolidation, sale, transfer, disposition, conveyance, dissolution, liquidation or winding up.
     15. Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.
          Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.
          Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.
     16. Miscellaneous.

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          (a) Jurisdiction. This Warrant shall constitute a contract under the laws of Delaware, without regard to its conflict of law, principles or rules.
          (b) Non-Waiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, notwithstanding all rights hereunder terminate on the Termination Date.
          (c) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement; provided upon any permitted assignment of this Warrant, the assignee shall promptly provide the Company with its contact information.
          (d) Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
          (e) Remedies. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
          (f) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.
          (g) Amendment. This Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.
          (h) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
          (i) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
     17. Additional Definitions.
          (a) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as

9

such terms are used in and construed under Rule 144. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.
          (b) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
          (c) “Closing Price” means on any particular date (a) the last reported closing bid price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 PM (New York time) as the last reported closing bid price for regular session trading on such day), or (b) if there is no such price on such date, then the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 PM (New York time) as the closing bid price for regular session trading on such day), or (c) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by the Pink Sheets LLC (formerly the National Quotation Bureau Incorporated) (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined in good faith by the Company’s Board of Directors.
          (d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (e) “Investor” means a purchaser signatory to the Purchase Agreement (or his, her or its successors or assigns).
          (f) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
          (g) “Purchase Agreement” means collectively those certain Subscription Agreements dated July ___, 2008 between the Company and the purchasers signatory thereto.
          (h) “Registration Statement” means a registration statement filed with the Securities and Exchange Commission.
          (i) “Rule 144” means Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission having substantially the same effect as such Rule.
          (j) “Securities Act” means the Securities Act of 1933, as amended.
          (k) “Trading Day” means (A) a day on which the Common Stock is traded on a Trading Market (as defined below), or (B) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded on the over the counter market, as reported by the OTC Bulletin Board, or (C) if the Common Stock is not quoted on the OTC Bulletin

10

Board, a day on which the Common Stock is quoted in the “pink sheets” published by the Pink Sheets LLC (formerly the National Quotation Bureau Incorporated) (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (A), (B) and (C) hereof, then Trading Day shall mean a Business Day.
          (l) “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: The American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

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     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: July ___, 2008	NOVAVAX, INC.
By:
Name:
Title:

12

NOTICE OF EXERCISE
     To: Novavax, Inc.
     (1) The undersigned hereby elects to purchase                      Warrant Shares of Novavax, Inc. pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
     (2) Payment shall take the form of (check applicable box):
☐	in lawful money of the United States; or

☐	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 3(d), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 3(d).
     (3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

     The Warrant Shares shall be delivered to the following:

     (4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[PURCHASER]
By:
Name:
Title:
Dated:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute this form
and supply required information.
Do not use this form to exercise the warrant.)
     FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is___

Dated:                                         ,

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:
NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

EXHIBIT B
TO BE COMPLETED BY INVESTOR
SETTLING VIA DWAC
Delivery through the facilities of The Depository Trust Company’s (“DTC”) DWAC system, registered in the Investor’s name and address as set forth on the Signature Page of the Agreement to which this Exhibit B is attached, and released by Computershare, the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing.

Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained)

DTC Participant Number

Name of Account at DTC Participant being credited with the Shares

Account Number at DTC Participant being credited with the Shares
NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THE AGREEMENT TO WHICH THIS EXHIBIT B IS ATTACHED BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:
(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) ON THE CLOSING DATE INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:
Citibank
822A Rockville Pike
Rockville, MD 20852
ABA: 254070116
Routing Number: 052002166
Account: 24010828 for Novavax, Inc.
Such funds shall be held in escrow until the Closing and delivered on behalf of the Investor to the Company.

EXHIBIT C
FORM OF LEGAL OPINION
(i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to own its properties and assets, to carry on its business as described in the Prospectus, and to perform its obligations under the Transaction Documents.
(ii) The shares of Common Stock to be issued and sold by the Company pursuant to the Subscription Agreements have been duly authorized and reserved for issuance and, when issued and paid for in accordance with the provisions of the Subscription Agreements, will be duly and validly issued and fully paid and non assessable, and will conform in all material respects to the description thereof contained in the Prospectus. The Warrant conforms, or when issued will conform, to the description thereof contained in the Prospectus and has been duly and validly authorized by the Company and upon delivery of the Warrant to the Investor at the Closing Date, will be valid and binding obligation of the Company, enforceable in accordance with its terms. The Warrant Shares initially issuable upon exercise of the Warrant conform, or when issued will conform, to the description thereof contained in the Prospectus and have been duly authorized and reserved for issuance and when issued in accordance with the terms of the Warrant will be validly issued, fully paid and nonassessable.
(iii) There are no preemptive or similar rights to subscribe for or purchase, nor any restrictions upon the voting or transfer of, the shares of Common Stock pursuant to the Certificate of Incorporation, Bylaws or the DGCL.
(iv) The Subscription Agreements have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company. The Subscription Agreements are legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or law.
(v) The execution and delivery of the Transaction Documents and the performance by the Company of their respective terms, including the issuance and sale of the Securities being delivered on the date hereof, do not and will not, to our knowledge, conflict with and do not and will not result in a material breach or violation by the Company of any of the terms or provisions of, or constitute a default under, any agreement of the Company identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s other reports filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, since such date, nor will such actions result in any violation by the Company of (i) the Certificate of Incorporation or the Bylaws, or (ii) any U.S. federal securities laws or the DGCL that is typically applicable to transactions similar to those transactions contemplated by the Transaction Documents.

(vi) No consent, approval, authorization, order, registration or qualification of or with any U.S. federal or Delaware state court or governmental agency or body is required under the DGCL in connection with the execution, delivery and performance by the Company of the Transaction Documents and the issue and sale of the Securities on the date hereof, except (i) such as may have been obtained or made under the Securities Act, (ii) such consents, approvals, authorizations, orders, registrations or qualifications as may be required under applicable state securities or Blue Sky laws in connection with the purchase and distribution of the Securities, and (iii) as may be expressly contemplated by the Transaction Documents.
(vii) The statements set forth in the Base Prospectus under the caption “Description of Our Common Stock” with respect to the issuance of Common Stock pursuant to the Subscription Agreements, insofar as such statements purport to constitute summaries of the legal matters, documents or proceedings referred to therein, fairly summarize in all material respects the matters referred to therein.
(viii) The Company is not and, after giving effect to the offering and the sale of the Common Stock, will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.
     We advise you that the Registration Statement is effective under the Securities Act and the Prospectus Supplement was filed on July ___, 2008 pursuant to Rule 424(b) of the Rules and Regulations and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Commission.
     We also advise you that, to our knowledge, there are no actions, suits, claims, investigations or proceedings pending or threatened to which the Company is subject, or by which any of its respective properties are bound, before or by any federal or state governmental or regulatory commission, board, body, authority or agency that are required to be described in the Prospectus Supplement filed on July        , 2008, that are not so described as required.

Form of Company Counsel Written Statement
We have participated in conferences with certain officers and other representatives of the Company, and representatives of the independent certified public accountants of the Company, at which the contents of the Registration Statement, the Prospectus and related matters were reviewed and discussed and, although we do not assume any responsibility for the accuracy, completeness or fairness of the Registration Statement or the Prospectus, and we have made no independent check or verification thereof, on the basis of the foregoing we can advise you supplementally as a matter of fact and not as an opinion that we have no knowledge that:
(i) the Registration Statement, as of its effective date, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein not misleading (it being understood that we are not called upon to and do not comment on the financial statements and the notes thereto and financial statement schedules and other financial or statistical information derived from financial or accounting records of the Company included therein or omitted therefrom),
(ii) the Prospectus, as of its date or as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that we are not called upon to and do not comment on the financial statements and the notes thereto and financial statement schedules and other financial or statistical information derived from financial or accounting records of the Company included therein or omitted therefrom).
In addition, we confirm to you that the Registration Statement, when it became effective, and the Base Prospectus, as supplemented by the Prospectus Supplement, as of the date of the Prospectus Supplement (it being understood that we are not called upon to and do not comment on the financial statements and the notes thereto and financial statement schedules and other financial or statistical information derived from financial or accounting records of the Company included therein or omitted therefrom), appeared on their face to comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations promulgated thereunder. For purposes of this paragraph, we have assumed that the statements made in the Registration Statement and the Prospectus are correct and complete.